Exhibit 10.3

Change in Control Agreement

Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this "Agreement") is effective as of __________, 2015 by and between Eagle Bancorp Montana, Inc. and all or any of its successors in interest (“Eagle Bancorp”), and ___________________(the “Executive”).

Whereas, Eagle Bancorp recognizes the contribution the Executive has made to Eagle Bancorp and Opportunity Bank of Montana, a Montana chartered commercial bank and wholly owned subsidiary of Eagle Bancorp (the "Bank"), and wishes to protect the Executive’s position therewith for the period provided in this Agreement, and

Whereas, the Executive serve as ______________________________ of the Bank.

Now, Therefore, in consideration of the contribution and responsibilities of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows.

1. General. The Executive is, except as described in Section 4, an employee at will and serves at the pleasure of the board of directors. The Executive’s duties shall generally consist of those of a ____________________ officer for the Bank and include __________________________________________________________________________________________________________________________________________________________________but are limited to ________________________________________________________________.

2. Term of Agreement. The initial term of this Agreement is two years from the effective date of this Agreement first written above. On the first anniversary of the effective date of this Agreement and on each anniversary thereafter the term of this Agreement will extend automatically for one additional year, unless Eagle Bancorp's board of directors gives notice to the Executive in writing at least 90 days before the anniversary that the term of this Agreement will not be extended. If the board of directors determines not to extend the term, the board of directors will promptly notify the Executive or cause the Executive to be notified. References herein to the term of this Agreement mean the initial term and extensions of the initial term. If the board of directors decides not to extend the term of this Agreement, this Agreement nevertheless remains in force until its term expires.

3. Payments to the Executive after a Change in Control. (a) The termination benefits of Section 4 are payable to the Executive if Eagle Bancorp terminates the Executive's employment involuntarily but without Cause within two years after a Change in Control or if the Executive terminates employment voluntarily but with Good Reason within two years after a Change in Control, except that termination benefits of Section 4 are not payable unless termination occurs during the term of this Agreement. The Executive has no right to termination benefits or other compensation or benefits under Section 4 if the Executive's employment termination is an involuntary termination with Cause or a voluntary termination without Good Reason. Involuntary termination of the Executive without Cause within two years after a Change in Control and voluntary termination by the Executive with Good Reason within two years after a Change in Control, in either case during the term of this Agreement, are referred to in this Agreement as a "Change in Control Termination Event."

(b) For purposes of this Agreement a “Change in Control” means (1) a merger or consolidation in which Eagle Bancorp is not the consolidated or surviving entity, (2) transfer of all or substantially all of the assets of Eagle Bancorp, or (3) voluntary or involuntary dissolution of Eagle Bancorp. Eagle Bancorp will take all actions necessary to ensure that the surviving or consolidated entity or transferee of Eagle Bancorp’s assets is bound by and has the benefit of the provisions of this Agreement.

(c) For purposes of this Agreement the term "Cause" and involuntary termination with Cause mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions will be measured against standards generally prevailing in the banking industry.

(d) For purposes of this Agreement "Good Reason" and voluntary termination with Good Reason mean the Executive terminates employment based on one or more of the following occurring without the Executive's consent: (x) a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility and importance, (y) reduction in the Executive's base salary, or (z) relocation of the Executive's principal place of employment by more than 50 miles from its location immediately before the Change in Control, but the Executive must give notice to Eagle Bancorp of the existence of one or more of the conditions described in clauses (x), (y), and (z) within 90 days after the initial existence of the condition, and Eagle Bancorp will have 30 days thereafter to remedy the condition.

4. Termination Benefits. (a) Upon the occurrence of a Change in Control Termination Event described in Section 3, on the date of the Executive's employment termination Eagle Bancorp will make a single lump-sum payment to the Executive in the amount equal to the sum of the Executive's annual salary and bonus received, if any, for the most recent completed calendar year.

(b) Upon the occurrence of a Change in Control Termination Event, Eagle Bancorp will provide at Eagle Bancorp's expense and on behalf of the Executive a benefit consisting of reimbursement by Eagle Bancorp of a portion of the Executive’s cost to continue life, medical, dental, and disability coverage substantially identical to the coverage maintained for the Executive prior to termination, except to the extent such coverage may be changed in its application to all employees, including reimbursement of a portion of the Executive's cost to obtain coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) [Pub. L. 99-272, 100 Stat. 82]. Regardless of whether it is sufficient to reimburse the Executive’s entire monthly cost for continued life, medical, dental, and disability coverage, the amount of the Employer’s reimbursement under this Section 4(b) is equal to the monthly life, medical, dental, and disability insurance premium cost incurred by Eagle Bancorp and the Bank on account of the Executive’s participation in Eagle Bancorp and the Bank's life, medical, dental, and disability insurance plan in the month immediately before the month in which the Executive’s employment terminated. If providing the life, medical, dental, and disability insurance coverage reimbursement benefit under this Section 4(b) would result in Eagle Bancorp or any of its affiliates breaching the terms of any insurance policy with an applicable insurer or incurring any penalty or additional tax for failing to comply with any applicable law, instead of receiving the insurance coverage reimbursement benefit the Executive will be entitled to elect continuation coverage under COBRA section 4980B(f) and, beginning with the first payroll period after the first day of the seventh month after the month in which the Executive’s employment terminates, Eagle Bancorp will pay to the Executive a monthly cash amount equal to the monthly premium amount the Employer would have paid for the Executive’s life, medical, dental, and disability coverage reimbursement under this Section 4(b) had the Executive remained actively employed, less any applicable tax withholdings (each such payment, an “Employer Payment”). The first Employer Payment shall include the amount that the Executive would have received in the seven-month period after the date of employment termination had the Executive otherwise received the Employer Payments during the seven-month period. Any benefit provided by Eagle Bancorp in accordance with the preceding sentences after employment termination will not count toward the medical and dental plan’s obligation to provide continuation coverage under COBRA or any applicable provision of Eagle Bancorp and the Bank's health plans that provide for continuing coverage for the Executive, and the last day of the post-termination period in which the Executive is entitled to the benefit under this Section 4(b) will be deemed to be the date of the Executive’s “qualifying event” for purposes of COBRA, provided that if application of this sentence would result in Eagle Bancorp or any of its affiliates incurring any penalty or additional tax for failing to comply with any applicable law, this Section 4(b) will be applied without giving effect to this sentence.

(c) Eagle Bancorp’s obligation to pay benefits under Section 4(b) will terminate on the first to occur of (w) the date the Executive becomes eligible for life, medical, dental, and disability coverage under plans provided by another employer, (x) the Executive’s death, or (y) 12 months after the Executive’s employment terminates. Termination of the benefit under Section 4(b) does not, however, relieve Eagle Bancorp of its obligation to make a reimbursement payment due but not yet paid to the Executive. Sections 4(b) and 4(c) shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of Eagle Bancorp and the Bank's employee benefit plans, agreements, programs, or practices after the Executive’s employment termination, including without limitation retiree medical benefits.

5. Notice of Termination. (a) Any purported termination by Eagle Bancorp or by Executive shall be communicated by Notice of Termination to the other parties thereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination which, in the instance of Termination for Cause, shall be immediate.

6. Source of Payments. It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of Eagle Bancorp.

7. Modification and Waiver. (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

8. Required Regulatory Provisions. (a) The Board of Directors may terminate the Executive’s employment at any time, but any termination by the Board of Directors, other than Termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 3 hereinabove.

(b) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with Section 18(k) of the FDIA and any regulations promulgated thereunder.

9. Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10. Headings for Reference Only. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11. Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by Montana law without regard to conflict of laws rules and the laws of the United States of America.

12. Payment of Costs and Legal Fees. Eagle Bancorp is aware that after a Change in Control management could cause or attempt to cause Eagle Bancorp to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause Eagle Bancorp to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. Eagle Bancorp desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. Eagle Bancorp desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) Eagle Bancorp has failed to comply with any of its obligations under this Agreement, or (y) Eagle Bancorp or any other person has taken any action to declare this Agreement void or unenforceable or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Eagle Bancorp irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at Eagle Bancorp’s expense as provided in this Section 12, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against Eagle Bancorp or any director, officer, stockholder, or other person affiliated with Eagle Bancorp, in any jurisdiction. Regardless of any existing or previous attorney-client relationship between Eagle Bancorp and any counsel chosen by the Executive under this Section 12, Eagle Bancorp irrevocably consents to the Executive entering into an attorney-client relationship with that counsel and Eagle Bancorp and the Executive agree that a confidential relationship exists between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section will be paid or reimbursed to the Executive by Eagle Bancorp on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, whether suit is brought or not and whether or not incurred in trial, bankruptcy, or appellate proceedings; provided, that this Section 12 will not obligate Eagle Bancorp to pay legal fees and expenses on behalf of the Executive in excess of $50,000 per year for two years. Eagle Bancorp’s payment or reimbursement of the Executive’s counsel’s fees and expenses must occur on or before the last day of the Executive’s tax year immediately after the Executive’s tax year in which the expense is incurred. Such amounts eligible for reimbursement during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement in any other taxable year under this Agreement. If the Executive is a “specified employee” for purposes of Internal Revenue Code section 409A on the date of termination, payment under this Section 12 will be made on the first day of the seventh month after the month in which the Executive’s termination occurs. Interest will accrue on the payment from the date of termination through the date of payment at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street Journal. The six-month delay applies if and only if an exemption from the six-month delay requirement of Internal Revenue Code section 409A is not available. The Executive’s right to payment or reimbursement under this Section 12 is not subject to liquidation or exchange for another benefit, and in no event will Eagle Bancorp's obligations to make such reimbursements apply later than the Executive's remaining lifetime (or, if longer, through the 20th anniversary of the effective date of this Agreement). The legal fee reimbursements are intended to satisfy the requirements for "reimbursement or in-kind benefit plans" described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements. Eagle Bancorp’s obligation to pay the Executive’s legal fees under this Section 12 operates separately from and in addition to any legal fee reimbursement obligation Eagle Bancorp may have with the Executive under any separate severance, employment, salary continuation, or other agreement. Despite anything in this Section 12 to the contrary, however, Eagle Bancorp is not required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

In Witness Whereof, Eagle Bancorp Montana, Inc. and the Executive have executed this Agreement as of the date first written above.

Executive	Eagle Bancorp Montana, Inc.

By:
[print name]		Larry A. Dreyer
[title]		Chairman of the Board